HASI Announces First Quarter 2026 Results
With 20% Y/Y Growth in Adjusted EPS and Record Adjusted ROE of 15.7%

ANNAPOLIS, Md., May 7, 2026 -- (BUSINESS WIRE) -- HA Sustainable Infrastructure Capital, Inc. (“HASI,” “we,” “our” or the “Company”) (NYSE: HASI), a leading investor in sustainable infrastructure assets, today reported results for the first quarter of 2026.
Key Highlights
•GAAP EPS of $(0.57), compared with $0.44 in Q1 2025, and Adjusted EPS of $0.77, compared to $0.64 in Q1 2025.
•GAAP-based Net Investment Income (Loss) was $(6.9) million in Q1, and Adjusted Recurring Net Investment Income totaled $101 million in Q1, up 29% year-over-year.
•GAAP-based ROE was (11.4)% in Q1 2026, and Adjusted ROE increased to 15.7% in Q1.
•Managed Assets grew 13% year-over-year to $16.4 billion as of March 31, 2026.
•Closed more than $600 million in transactions through the first quarter of 2026 with new asset yields on Portfolio investments >10.5%.
•Issued $1 billion in unsecured notes with a weighted average coupon of ~6.68%, and redeemed our 8.00% senior unsecured notes due 2027.
•Affirming guidance for Adjusted EPS in the range of $3.50 to $3.60 and Adjusted ROE of at least 17% in 2028, and a reduction in our payout ratio to below 50% in 2028 and below 40% in 2030.
“Demonstrating the resilience of our business to recent geopolitical events, we have started 2026 with strong momentum, affirming guidance and reporting solid Q1 results and record Adjusted ROE of more than 15%,” said HASI President and Chief Executive Officer Jeffrey A. Lipson. “Importantly, our ability to maintain double-digit new asset yields while lowering our cost of capital has also translated into ongoing, attractive margins.”
A summary of our financial results is detailed in the table below:

	For the Three Months Ended March 31,
	2026	2025
	(in thousands, except for per share data)
GAAP Net Income (Loss)	$(71,965)	$56,612
GAAP Diluted earnings (loss) per share	(0.57)	0.44

Adjusted earnings	101,747	78,067
Adjusted earnings per share	0.77	0.64

GAAP-based net investment income (loss)	(6,855)	8,799
Adjusted recurring net investment income	101,182	78,235

GAAP Net Income and Adjusted Earnings
“In Q1, we continued to make significant strides at strengthening our balance sheet by redeeming our 8% notes due 2027, further laddering and extending the average maturity of our debt, while also materially improving the spreads on our new debt issuances,” said HASI Chief Financial Officer, Chuck Melko. “Our recent initiatives to enhance our capital efficiency have contributed to our higher Adjusted ROE, as we issued no new shares through our ATM in Q1 to fund our business, setting the stage for further improvement in our ROE in the near future.”

GAAP Earnings and EPS
GAAP net income (loss) to controlling stockholders was $(72) million in Q1 2026, compared to $57 million in Q1 2025. GAAP diluted earnings (loss) per share was $(0.57) in Q1 2026, compared to $0.44 in Q1 2025. GAAP net loss in the current period was driven by a loss from equity method investments of $79 million, which was caused by a timing difference between an investee’s execution of an investment tax credit sale agreement and their distribution of cash for the credit sale to the tax equity investors. The execution of the sale agreement increased the tax equity investors’ capital accounts, which increased their allocation of GAAP equity relative to ours under the HLBV method. The tax equity investors’ capital accounts are expected to normalize in a subsequent period when the cash is distributed to the tax equity investors, which will increase our allocation of GAAP equity and thus our income from equity method investments. The timing of the tax capital account impacts does not affect our economics from the investment.

Adjusted Earnings and EPS
Adjusted earnings were $102 million in Q1 2026, driven by Adjusted Recurring Net Investment Income of $101 million, Gain on Sale of Assets of $23 million, and Origination Fee and Other Income of $9 million, while Compensation and Benefits and General & Administrative expenses (excluding Equity-Based Compensation) were approximately $28 million.

Adjusted Earnings in Q1 2026 increased $24 million compared to Q1 2025, due to a $23 million increase in Adjusted Recurring Net Investment Income, driven by a larger Portfolio and higher Portfolio Yield, and a $4 million increase in Gain on Sale of Assets. These items were partially offset by a $6 million increase in Compensation and Benefits and General & Administrative expenses (excluding Equity-Based Compensation) primarily due to growth in the size of the Company.

Adjusted EPS was $0.77 in Q1 2026, compared to $0.64 in Q1 2025, due to the increase in Adjusted Earnings described above.

An explanation and reconciliation of GAAP Earnings and EPS to Adjusted Earnings and EPS can be found at the end of this release.

Adjusted Recurring Net Investment Income

HASI’s Managed Assets consists of three major components: our Portfolio, our co-investment structures, and our securitized assets. HASI generates recurring income from each of these components: (1) income generated from our Portfolio, including both our debt investments (“Receivables” and “Real Estate and Debt Securities”), and our equity investments (“Equity Method Investments”), (2) management fee income from our securitization trusts and our partner’s share of our co-investment structures, and (3) income from our retained interests in our securitized assets. Adjusted Recurring Net Investment Income measures the recurring income we generate from these three sources, net of interest expense.

GAAP-based net investment income captures Interest and Rental Income revenue as well as Management Fees and Retained Interest Income, less Interest Expense. However, it does not include the income generated from our Equity Method Investments (as defined below) and thus fails to capture all of the economic returns earned by our Portfolio. GAAP-based net investment income (loss) was $(7) million in Q1 2026.

Adjusted Recurring Net Investment Income captures not only our management fee income and income from our retained interests in our securitized assets, but also our income from our entire Portfolio, including both our equity and debt investments, net of interest expense. As a result, management views Adjusted Recurring Net Investment Income as a helpful indicator of the full underlying economics of our investments, enabling a useful comparison of financial results between periods. Adjusted Recurring Net Investment Income was $101 million in Q1 2026, an increase of 29% from $78 million in Q1 2025.

A reconciliation of GAAP-based Net Investment Income to Adjusted Recurring Net Investment Income is shown below, and further explanation can be found at the end of this release.

	Three Months Ended March 31,
	2026	2025
	(in thousands)
Interest and rental income	$82,689	$66,477
Management fees and retained interest income	9,731	6,999
Interest expense	(99,275)	(64,677)
GAAP-based net investment income (loss) (1)	(6,855)	8,799
Adjusted income from equity method investments (2)	91,103	69,863
Loss (gain) on debt modification or extinguishment (3)	18,818	321
Amortization of real estate intangibles	3	2
Elimination of proportionate share of ongoing asset management fees earned from co-investment structures (4)	(1,887)	(750)
Adjusted recurring net investment income	$101,182	$78,235

(1)GAAP-based net investment income (loss) as reported in previous periods was not defined to include Management fees and retained interest income. It has been included here in comparative periods to reflect the new definition.

(2)This is a non-GAAP adjustment to reflect the return on capital of our equity method investments.

(3)Included in Interest expense within our statements of operations.

(4)GAAP net income includes an elimination of the intercompany portion of ongoing asset management fees received from co-investment structures in the Equity method income line item. Since GAAP Equity method income is not a component of this metric, we include the elimination of the management fee through this adjustment.

Adjusted Recurring Net Investment Income represents the sum of (1) Interest and Rental Income Revenue, (2) Adjusted Income from Equity Method Investments, and (3) Management Fees and Retained Interest Income, net of (4) Interest Expense and (5) the elimination of our proportionate share of fees earned from co-investment structures. It also excludes other non-cash items such as Amortization of Real Estate Intangibles and, when applicable, Loss (Gain) on Debt Modification or Extinguishment:

•Interest and Rental Income Revenue

As of March 31, 2026, our Receivables, Net of Allowance, and Receivables Held-for-Sale totaled $3.3 billion, up 8% from $3.1 billion as of March 31, 2025, due to the funding of additional investments over the previous 12 months. Interest and Rental Income Revenue was $83 million in Q1 2026, compared to $66 million in Q1 2025, driven by higher yields on our investments and investment fundings.

•Adjusted Income from Equity Method Investments

As of March 31, 2026, our Equity Method Investments were $4.3 billion, an increase of 7% from $4.0 billion as of March 31, 2025. Equity Method Investments includes our proportionate share of our co-investment vehicle CCH1, which was $820 million as of March 31, 2026, compared to $506 million as of March 31, 2025. Approximately 28% of the assets in CCH1 were receivables or debt securities, and 72% were equity method investments as of March 31, 2026.

Adjusted Income from Equity Method Investments1 was $91 million in Q1 2026, an increase of 30% compared to $70 million in Q1 2025, driven by both growth in Equity Method Investments and higher yields.

•Management Fees and Retained Interest Income

As of March 31, 2026, assets held by our partners in our co-investment vehicles were $1.1 billion, compared to $494 million as of March 31, 2025. In addition, our Retained Interests in Securitization Trusts, Net of Allowance, were $326 million, an increase of 23% from $265 million as of March 31, 2025.

Management Fees and Retained Interest Income was $10 million in Q1 2026, compared to $7 million in Q1 2025, due to higher managed assets in our co-investment vehicle.

•Interest Expense

As of March 31, 2026, our total debt outstanding was $5.4 billion, as compared to $4.7 billion as of March 31, 2025, and our weighted-average interest cost, as measured by GAAP interest expense as adjusted for loss on debt modification or extinguishment divided by average debt outstanding, was 6.1% in Q1 2026, compared to 5.7% in Q1 2025. Our average interest cost increased due to the issuance of junior subordinated notes that bear a higher interest rate, but which reduce our need to issue equity to maintain our desired financial leverage ratio because of the partial equity treatment of these instruments by rating agencies.

Interest expense was $99 million in Q1 2026, an increase of $35 million compared to $65 million in Q1 2025 due in part to $19 million of fees and expensed debt issuance costs associated with the redemption of our 8.000% senior unsecured notes due 2027.

Managed Assets and New Investment Activity
As of March 31, 2026, our Managed Assets totaled $16.4 billion, up 13% from March 31, 2025, and consisted of (1) our Portfolio, (2) our partners’ portion of our co-investment vehicle CCH1, and (3) assets we have securitized. As of March 31, 2026, our Portfolio was approximately $7.6 billion. Portfolio Yield was 9.2% as of March 31, 2026, compared to 8.3% as of March 31, 2025,
1 Adjusted Income from Equity Method Investments is calculated using our underwritten project cash flows discounted back to the net present value, based on a target investment rate, with the cash flows to be received in the future reflecting both a return on the capital (based upon the underwritten investment rate) and a return of the capital we have committed to our equity method investments, as adjusted to reflect the performance of the project and the cash distributed.

due primarily to the funding of higher-yielding portfolio assets.

We closed new transactions totaling approximately $637 million in Q1 2026, including $462 million in transactions to be held on our balance sheet or at our co-investment structures. As of March 31, 2026, our pipeline was more than $6.5 billion.

Weighted average yields on new Portfolio investments were underwritten at more than 10.5% during Q1 2026, consistent with the weighted average yields on Portfolio investments over the prior five quarters.

	As of
	March 31, 2026	March 31, 2025
	(in millions)
Managed Assets	$16,396	$14,496
GAAP-Based Portfolio	7,618	7,056

Portfolio Yield	9.2%	8.3%

An explanation and reconciliation of GAAP-based Portfolio to Managed Assets can be found at the end of this release.

Our Portfolio remains well-diversified across established clean energy end markets with approximately $3.8 billion of Behind-the-Meter assets, approximately $2.6 billion of Grid-Connected assets, with the remainder comprising assets in Fuels, Transportation, and Nature.

We continued to experience strong credit performance and negligible losses across our Portfolio of investments. The following is an analysis of the performance ratings of our Portfolio as of March 31, 2026.

	Portfolio Performance
	Commercial	Government	Commercial	Commercial
	1 (1)	1 (1)	2 (2)	3 (3)	Total
	(dollars in millions)
Total receivables	$3,140	$30	$149	$—	$3,319
Less: Allowance for loss on receivables	(54)	—	(13)	—	(67)
Net receivables	3,086	30	136	—	3,252
Receivables held-for-sale	33	3	—	—	36
Debt securities and real estate	74	2	—	—	76
Equity method investments (4)	4,228	—	26	—	4,254
Total	$7,421	$35	$162	$—	$7,618
Percent of Portfolio	98%	—%	2%	—%	100%
(1)This category includes our assets where based on our credit criteria and performance to date, we believe that our risk of not receiving our invested capital remains low.
(2)This category includes our assets where based on our credit criteria and performance to date, we believe there is a moderate level of risk of not receiving some or all of our invested capital. In the first quarter of 2026, we moved into this category from Category 1 two receivables to the same borrower where the underlying assets are experiencing project-specific technical challenges which are currently in the process of being remediated.
(3)This category includes our assets where based on our credit criteria and performance to date, we believe there is substantial doubt regarding our ability to recover some or all of our invested capital. Receivables or debt securities in this category are placed on non-accrual status.
(4)Some of the individual projects included in portfolios that make up our equity method investments have government off-takers. As they are part of large portfolios, they are not classified separately.

Liquidity and Leverage
As of March 31, 2026, cash and cash equivalents totaled $124 million, and our total liquidity was $2.3 billion, including approximately $2.2 billion of unused capacity under our revolving credit facility, delayed-draw term loan facility, and commercial paper program.

Total debt outstanding was $5.4 billion at March 31, 2026, and our debt-to-equity ratio was 1.6x, within our target range of 1.5x to 2.0x and below our internal limit of 2.5x. Our leverage ratio includes adjustments to account for our outstanding junior subordinated notes as being 50% equity, reflecting the partial equity credit given by rating agencies to these instruments. 100% of our debt outstanding at March 31, 2026, was either fixed-rate or hedged base rate debt.

Sustainability and Impact Highlights
An estimated 259,000 metric tons of carbon emissions will be avoided annually by the transactions closed this quarter, equating to a CarbonCount® score of 0.29 metric tons per $1,000 invested. In total, including assets not retained in our Portfolio, our Managed Assets are avoiding approximately 10.2 million metric tons of carbon emissions annually, based on our proprietary CarbonCount score.

Guidance
We expect Adjusted Earnings per Share in the range of $3.50 to $3.60 in 2028. In addition, we expect Adjusted Return on Equity of more than 17% in 2028. We also expect distributions of annual dividends per share of common stock to decline to less than 50% of annual Adjusted Earnings per Share by 2028 and less than 40% by 2030. This guidance reflects our judgments and estimates of (i) yield on our existing Portfolio; (ii) yield on incremental Portfolio investments, inclusive of our existing pipeline; (iii) the volume and profitability of transactions; (iv) amount, timing, and costs of debt and equity capital to fund new investments; (v) changes in costs and expenses reflective of our forecasted operations; and (vi) the general interest rate and market environment. In addition, distributions are subject to approval by our Board of Directors on a quarterly basis. We have not provided GAAP guidance as discussed in the Forward-Looking Statements section of this press release.

Dividend
The Company is also announcing today that our Board of Directors approved a quarterly cash dividend of $0.425 per share of common stock. This dividend will be paid on July 10, 2026, to stockholders of record as of July 2, 2026.

Conference Call and Webcast Information
HASI will host an investor conference call today, Thursday, May 7, 2026, at 5:00 p.m. Eastern Time. The conference call can be accessed live over the phone by dialing 1-877-407-0890 (Toll-Free) or +1-201-389-0918 (toll). Participants should inform the operator that they want to join the “HASI First Quarter 2026 Results” call. The conference call will also be accessible as an audio webcast with slides on our website. A replay after the event will be accessible as on-demand webcast on our website.

About HASI
HASI is an investor in sustainable infrastructure assets advancing the energy transition. With more than $16 billion in managed assets, our investments are diversified across multiple asset classes, including utility-scale solar, storage, and onshore wind; distributed solar and storage; RNG; and energy efficiency. We combine deep expertise in energy markets and financial structuring with long-standing programmatic client partnerships to deliver superior risk-adjusted returns and measurable environmental benefits. HA Sustainable Infrastructure Capital, Inc. is listed on the New York Stock Exchange (Ticker: HASI). For more information, please visit hasi.com.

Forward-Looking Statements
Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K as well as in other periodic reports that we file with the U.S. Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement.
The Company has not provided GAAP guidance as forecasting a comparable GAAP financial measure, such as net income, would require that the Company apply the hypothetical liquidation at book value (“HLBV”) method to these investments. In order to forecast under the HLBV method, the Company would be required to make various assumptions related to expected changes in the net asset value of the various entities and how such changes would be allocated under HLBV. GAAP HLBV earnings over a period of time are very sensitive to these assumptions especially in regard to when a partnership transaction flips and thus the liquidation scenarios change materially. The Company believes that these assumptions would require unreasonable efforts to complete and if completed, the wide variation in projected GAAP earnings based upon a range of scenarios would not be meaningful to investors. Accordingly, the Company has not included a GAAP reconciliation table related to any Adjusted Earnings guidance.
Estimated carbon savings are calculated using the estimated kilowatt hours, gallons of fuel oil, million British thermal units of natural gas and gallons of water saved as appropriate, for each project. The energy savings are converted into an estimate of metric tons of CO2 equivalent emissions based upon the project’s location and the corresponding emissions factor data from the U.S. Government and International Energy Agency. Portfolios of projects are represented on an aggregate basis.

Contacts
Investors:
Aaron Chew
investors@hasi.com
410-571-6189
Media:
Kenny Gayles
media@hasi.com
443-321-5756

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended March 31,
	2026	2025
Revenue
Interest and rental income ($12 million and $19 million from equity method investees, respectively)	$82,689	$66,477
Gain on sale of assets	22,752	18,668
Management fees and retained interest income	9,731	6,999
Origination fee and other income	9,054	4,797
Total revenue	124,226	96,941
Expenses
Interest expense	99,275	64,677
Provision (benefit) for loss on receivables and retained interests in securitization trusts	4,541	3,812
Compensation and benefits	35,505	24,980
General and administrative	10,166	9,378
Total expenses	149,487	102,847
Income (loss) before equity method investments	(25,261)	(5,906)
Income (loss) from equity method investments	(79,258)	87,989
Income (loss) before income taxes	(104,519)	82,083
Income tax (expense) benefit	30,777	(23,898)
Net income (loss)	$(73,742)	$58,185
Net income (loss) attributable to non-controlling interest holders	(1,777)	1,573
Net income (loss) attributable to controlling stockholders	$(71,965)	$56,612
Basic earnings (loss) per common share	$(0.57)	$0.47
Diluted earnings (loss) per common share	$(0.57)	$0.44
Weighted average common shares outstanding—basic	127,577,861	119,381,781
Weighted average common shares outstanding—diluted	127,577,861	137,956,858

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	March 31, 2026	December 31, 2025
Assets
Cash and cash equivalents	$124,498	$110,218
Equity method investments	4,253,780	4,115,909
Receivables, net of allowance of $67 million and $62 million, respectively ($550 million and $629 million from equity method investees, respectively)	3,251,630	3,280,046
Receivables held-for-sale	35,806	113,938
Real estate and available-for-sale debt securities	75,852	76,291
Retained interests in securitization trusts, net of allowance of $3 million and $3 million, respectively	326,093	299,739
Other assets	134,703	191,824
Total Assets	$8,202,362	$8,187,965
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$282,022	$380,702
Credit facilities	1,338	46,184
Commercial paper notes	113	225,212
Term loans payable	382,398	386,391
Non-recourse debt (secured by assets of $303 million and $311 million, respectively)	118,254	124,561
Senior notes	3,379,931	3,466,048
Junior subordinated notes	1,103,383	497,560
Convertible notes	400,109	403,438
Total Liabilities	5,667,548	5,530,096
Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 127,801,066 and 127,644,496 shares issued and outstanding, respectively	1,278	1,276
Additional paid-in capital	2,852,786	2,849,597
Accumulated deficit	(449,905)	(323,071)
Accumulated other comprehensive income (loss)	38,727	47,076
Non-controlling interest	91,928	82,991
Total Stockholders’ Equity	2,534,814	2,657,869
Total Liabilities and Stockholders’ Equity	$8,202,362	$8,187,965

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)
(UNAUDITED)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities
Net income (loss)	$(73,742)	$58,185
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loss on receivables and retained interests in securitization trusts	4,541	3,812
Depreciation and amortization	179	167
Amortization of financing costs	3,781	4,147
Equity-based expenses	17,814	9,825
Equity method investments	138,472	(69,491)
Non-cash gain on securitization	(16,990)	(5,347)
Loss on debt extinguishment	18,818	—
Changes in receivables held-for-sale	27,350	(23,719)
Changes in accounts payable, accrued expenses, and other	(72,895)	8,534
Change in accrued interest on receivables and debt securities	(22,762)	(20,810)
Cash received (paid) upon hedge settlement	1,901	—
Other	(10,853)	(2,424)
Net cash provided by (used in) operating activities	15,614	(37,121)
Cash flows from investing activities
Equity method investments	(291,732)	(247,714)
Equity method investment distributions received	6,205	7,642
Purchases of and investments in receivables ($19 million and $46 million related to equity method investees, respectively)	(198,915)	(137,596)
Principal collections from receivables ($95 million and $10 million from equity method investees, respectively)	244,291	40,455
Proceeds from sales of receivables	—	8,344
Purchases of debt securities and retained interests in securitization trusts	(7,457)	—
Collateral provided to hedge counterparties	—	(1,060)
Collateral received from hedge counterparties	—	3,050
Other	63,472	3,214
Net cash provided by (used in) investing activities	(184,136)	(323,665)

	Three Months Ended March 31,
	2026	2025
Cash flows from financing activities
Proceeds from credit facilities	60,000	25,000
Principal payments on credit facilities	(105,000)	(25,000)
Principal payments on term loan	(4,629)	(5,437)
Proceeds from (repayments of) commercial paper notes	(225,500)	331,000
Principal payments on non-recourse debt	(4,426)	(4,348)
Proceeds from issuance of senior notes	399,240	—
Redemption of senior notes	(450,000)	—
Proceeds from issuances of junior subordinated notes	600,000	—
Net proceeds of common stock issuances	—	46,614
Payments of dividends and distributions	(56,817)	(50,397)
Redemption premium and fees paid	(17,942)	—
Payment of financing costs	(12,105)	(634)
Collateral provided to hedge counterparties	(11,260)	(45,270)
Collateral received from hedge counterparties	5,000	27,000
Other	(2,208)	(4,253)
Net cash provided by (used in) financing activities	174,353	294,275
Increase (decrease) in cash, cash equivalents, and restricted cash	5,831	(66,511)
Cash, cash equivalents, and restricted cash at beginning of period	145,223	150,156
Cash, cash equivalents, and restricted cash at end of period	$151,054	$83,645
Interest paid	$102,924	$61,963
Supplemental disclosure of non-cash activity
Interests retained from securitization transactions	$17,288	$7,313
Removal of deferred financing obligation upon securitization	50,882	—

EXPLANATORY NOTES
Non-GAAP Financial Measures
Adjusted Earnings
We calculate Adjusted Earnings as GAAP net income (loss) excluding equity-based expenses, provisions for loss on receivables, amortization of intangibles, losses (gains) from modification or extinguishment of debt facilities, non-cash tax charges and the earnings attributable to our non-controlling interest of our Operating Partnership. We also make an adjustment to eliminate our portion of fees we earn from related-party co-investment structures, and for our equity method investments in the renewable energy projects as described below. We will use judgment in determining when we will reflect the losses on receivables in our Adjusted Earnings, and will consider certain circumstances such as the time period in default, sufficiency of collateral as well as the outcomes of any related litigation. In the future, Adjusted Earnings may also exclude one-time events pursuant to changes in GAAP and certain other adjustments as approved by a majority of our independent directors.

We believe a non-GAAP measure, such as Adjusted Earnings, that adjusts for the items discussed above is and has been a meaningful indicator of our economic performance in any one period and is useful to our investors as well as management in evaluating our performance, including as it relates to expected dividend payments over time. Additionally, we believe that our investors also use Adjusted Earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of Adjusted Earnings is useful to our investors.

Certain of our equity method investments in renewable energy and energy efficiency projects are structured using typical partnership “flip” structures where the investors with cash distribution preferences receive a pre-negotiated return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Tax equity investors typically realize a large portion of their return through an allocation of the majority of tax attributes, such as tax depreciation and tax credits, as such credits are realized by the project. Once this preferred return is achieved, the partnership “flips” and the common equity investor, often the operator or sponsor of the project, receives more of the cash flows through its equity interests while the previously preferred investors retain an ongoing residual interest. We have made investments in both the preferred and common equity of these structures. Given our equity method investments are in project companies, they typically have a finite expected life. We typically negotiate the purchase prices of our equity investments based on our underwritten project cash flows discounted back to a net present value, based on a target investment rate, with the cash flows to be received in the future reflecting both a return on the capital (at the investment rate) and a return of the capital we have committed to the project. We use a similar approach in the underwriting of our receivables.

Under GAAP, we account for these equity method investments utilizing the HLBV method. Under this method, we recognize income or loss based on the change in the amount each partner would receive if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. The amount received in a liquidation is typically based on the negotiated profit and loss allocation, which may differ from the allocation of distributable cash in any given period. The amount allocated to a tax equity investor during the hypothetical liquidation is typically reduced over time as tax attributes are allocated to them and they achieve portions of their preferred return. Accordingly, tax equity investors are allocated losses as they receive tax benefits, while the sponsors of the project and other investors subordinate to tax equity are allocated gains of a similar amount. Tax equity investors can generally elect either investment tax credits or production tax credits, which are each recognized over different time periods. This results in different HLBV income profiles despite the fact that cash allocations are typically not directly impacted by such a tax credit election. In addition, the agreed upon allocations of the project’s cash flows may differ materially from the profit and loss allocation used for the HLBV calculations in a given period.

The application of the HLBV method described above results in GAAP income or loss in any one period that is often significantly different from the economic returns achieved from the investment in any one period as a result of the impact of tax allocations, the high levels of depreciation and other non-cash expenses that are common to renewable energy projects and the differences between the agreed upon profit and loss and the cash flow allocations. Thus, in calculating Adjusted Earnings, we adjust GAAP net income (loss) for certain of our investments where there are characteristics as described above to take into account our calculation of the return on capital (based upon the underwritten investment rate), as adjusted to reflect the performance of the project and the cash distributed. In calculating the underwritten investment rate, we make certain assumptions, including the timing and amounts of cash flows generated by our investments, which may differ from actual results, and may update this yield to reflect our most current estimates of project performance. We believe this equity method investment adjustment to our GAAP net income (loss) in calculating our Adjusted Earnings measure is an important supplement to the income (loss) from equity method investments as determined under GAAP that helps investors understand the economic performance of these investments where HLBV income can differ substantially from the economic returns in any one period.

We have acquired equity investments in portfolios of renewable energy projects which have the majority of the distributions payable to more senior investors in the first few years of the project. The following table provides our results related to our equity method investments for the three months ended March 31, 2026 and 2025.

	Three Months Ended March 31,
	2026	2025
	(in millions)
Income (loss) under GAAP	$(79)	$88

Collections of Adjusted earnings	$35	$20
Return of capital	30	6
Cash collected	$65	$26
Adjusted Earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), or a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating Adjusted Earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported Adjusted Earnings may not be comparable to similar metrics reported by other companies.
Adjusted ROE
Adjusted ROE is not a financial measure calculated in accordance with GAAP. It is calculated as Adjusted Earnings as described in this Appendix divided by our GAAP stockholders’ equity over the relevant period, presented on an annualized basis. GAAP stockholders’ equity at each date is located in the respective quarter’s Form 10-Q or that year’s Form 10-K.
Reconciliation of our GAAP Net Income to Adjusted Earnings
We have calculated our Adjusted Earnings and provided a reconciliation of our GAAP net income to Adjusted Earnings for the three months ended March 31, 2026 and 2025 in the tables below.

	Three months ended March 31,
	2026		2025
	$	per share	$	per share
	(dollars in thousands, except per share amounts)
Net income (loss) attributable to controlling stockholders (1)	$(71,965)	$(0.57)	$56,612	$0.44
Adjustments:
Reverse GAAP (income) loss from equity method investments	79,258		(87,989)
Adjusted income from equity method investments (2)	91,103		69,863
Elimination of proportionate share of up-front origination fees earned from co-investment structures (3)	(1,956)		(1,953)
Elimination of proportionate share of ongoing asset management fees earned from co-investment structures (4)	(1,887)		(750)
Equity-based expenses	17,814		12,678
Provision for loss on receivables	4,541		3,812
(Gain) loss on debt modification or extinguishment (5)	18,818		321
Amortization of intangibles	3		2
Non-cash provision (benefit) for income taxes (6)	(32,205)		23,898
Current year earnings attributable to non-controlling interest	(1,777)		1,573
Adjusted Earnings	$101,747	$0.77	$78,067	$0.64
Shares for Adjusted Earnings per share (7)	131,510,437		122,613,563

(1)	The per share data reflects the GAAP diluted earnings per share which is the most comparable GAAP measure to our Adjusted Earnings per share.
(2)	This is a non-GAAP adjustment to reflect the return on capital of our equity method investments as described above.
(3)
This adjustment is to eliminate the intercompany portion of up-front origination fees received from co-investment structures that for GAAP net income is included in the Equity method income line item. Since we remove GAAP Equity method income for purposes of our Adjusted Earnings metric, we add back the elimination through this adjustment.

(4)	This adjustment is to eliminate the intercompany portion of ongoing asset management received from co-investment structures that for GAAP net income is included in the Equity method income line item. Since we remove GAAP Equity method income for purposes of our Adjusted Earnings metric, we add back the elimination through this adjustment.
(5)	Included in Interest expense within our statements of operations.
(6)	Includes impact of cash paid for state income taxes during the three months ended March 31, 2026.
(7)
Shares used to calculate Adjusted Earnings per share represents the weighted average number of shares outstanding including our issued unrestricted common shares, restricted stock awards, restricted stock units, long-term incentive plan units, and the non-controlling interest in our Operating Partnership. We include any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest. As it relates to Convertible Notes, we assess whether the instrument is more akin to debt or equity based on the value of the underlying shares compared to the conversion price during each period. If the instrument is determined to be more debt-like then we will include any related interest expense and exclude the underlying shares issuable upon conversion of the instrument. If the instrument is determined to be more equity-like and is more dilutive when treated as equity then we will exclude any related interest expense and include the weighted average shares underlying the instrument. We will consider the impact of any capped calls we hold in assessing whether an instrument is equity-like or debt-like.

Adjusted Recurring Net Investment Income

We have a Portfolio of investments that we finance using a combination of debt and equity, and we also generate recurring income from our retained interests in securitization trusts and from ongoing management fees from our securitization trusts and our co-investment vehicle. We calculate Adjusted Recurring Net Investment Income as shown in the table below by adjusting GAAP-based net investment income for those earnings adjustments that are applicable to Adjusted Recurring Net Investment Income. We believe that this measure is useful to investors as it shows the recurring income generated by our Portfolio after the associated interest cost of debt financing and from our asset management activities. Our management also uses Adjusted Recurring Net Investment Income in this way. Our non-GAAP Adjusted Recurring Net Investment Income measure may not be comparable to similarly titled measures used by other companies. This measure also differs from our previously reported “Adjusted Net Investment Income”, as Adjusted Net Investment Income did not include Management fees and retained interest income. For further information on the adjustments between GAAP-based net investment income and Adjusted Recurring Net Investment Income, including information about our equity method investments, see the discussion above related to Adjusted Earnings.

	Three Months Ended March 31,
	2026	2025
	(in thousands)
Interest and rental income	$82,689	$66,477
Management fees and retained interest income	9,731	6,999
Interest expense	(99,275)	(64,677)
GAAP-based net investment income (loss) (1)	(6,855)	8,799
Adjusted income from equity method investments (2)	91,103	69,863
Loss (gain) on debt modification or extinguishment (3)	18,818	321
Amortization of real estate intangibles	3	2
Elimination of proportionate share of ongoing asset management fees earned from co-investment structures (4)	(1,887)	(750)
Adjusted recurring net investment income	$101,182	$78,235

(1)GAAP-based net investment income (loss) as reported in previous periods was not defined to include Management fees and retained interest income. It has been included here in comparative periods to reflect the new definition.
(2)This is a non-GAAP adjustment to reflect the return on capital of our equity method investments as described above.
(3)Included in Interest expense within our statements of operations.
(4)GAAP net income includes an elimination of the intercompany portion of ongoing asset management fees received from co-investment structures in the Equity method income line item. Since GAAP Equity method income is not a component of this metric, we include the elimination of the management fee through this adjustment.

Managed Assets

We consolidate assets on our balance sheet, securitize assets off-balance sheet, and manage assets in which we coinvest with other parties via equity method investments. Therefore, certain of our receivables and other assets are not reflected on our balance sheet where we may have a residual interest in the performance of the investment, such as a retained interest in cash flows. Thus, we present our investments on a non-GAAP “Managed Assets” basis. We believe that our Managed Asset information is useful to investors because it portrays the amount of both on- and off-balance sheet assets that we manage, which enables investors to understand and evaluate the credit performance associated with our portfolio of receivables, equity investments and residual assets in off-balance sheet assets. Our management also uses Managed Assets in this way. Our non-GAAP Managed Assets measure may not be comparable to similarly titled measures used by other companies.

The following is a reconciliation of our GAAP-based Portfolio to our Managed Assets as of March 31, 2026 and December 31, 2025:

	As of
	March 31, 2026	December 31, 2025
	(dollars in millions)
Equity method investments	$4,254	$4,116
Receivables, net of allowance	3,252	3,280
Receivables held-for-sale	36	114
Real estate and debt securities	76	76
GAAP-Based Portfolio	7,618	7,586
Assets held in securitization trusts	7,326	7,220
Fee-generating assets held in co-investment structures (1)	1,136	951
Non-fee generating assets held in co-investment structures (2)	316	314
Managed Assets	$16,396	$16,071
(1)    Represents assets in our co-investment structures which are attributable to our co-investors and on which we earn an asset management fee. Total assets in co-investment structures are $2.3 billion and $1.9 billion as of March 31, 2026 and December 31, 2025, respectively. There are $1.5 billion of closed transactions which have not yet funded as of March 31, 2026.
(2)    Represents assets in our co-investment structures which are not attributable to our co-investors, and therefore are not fee-generating. Such assets are attributable to us but were financed with debt issued by the co-investment structure and therefore are not reflected in the carrying value of the equity method investment we hold in the structure.

Adjusted Cash from Operations Plus Other Portfolio Collections

We operate our business in a manner that considers total cash collected from our Portfolio, reduced by necessary operating and debt service payments to assess the amount of cash we have available to fund dividends and investments. We believe that the aggregate of these items, which combine as a non-GAAP financial measure titled Adjusted Cash from Operations plus Other Portfolio Collections, is a useful measure of the liquidity we have available from our assets to fund both new investments and our regular quarterly dividends. This non-GAAP financial measure may not be comparable to similarly titled or other similar measures used by other companies. Although there is also not a directly comparable GAAP measure that demonstrates how we consider cash available for dividend payment, below is a reconciliation of this measure to Net cash provided by operating activities.

Adjusted Cash from Operations plus Other Portfolio Collections also differs from Net cash provided by (used in) investing activities in that it excludes many of the uses of cash used in our investing activities such as in Equity method investments, Purchases of and investments in receivables, Purchases of debt securities, and Collateral provided to and received from hedge counterparties. In addition, Adjusted Cash from Operations plus Other Portfolio Collections is not comparable to Net cash provided by (used in) financing activities in that it excludes many of our financing activities such as proceeds from common stock issuances and borrowings and repayments of unsecured debt. We evaluate Adjusted Cash from Operations plus Other Portfolio Collections on a trailing twelve month (“TTM”) basis, as cash collections during any one quarter may not be comparable to other single quarters due to, among other reasons, the seasonality of projects operations and the timing of disbursement and payment dates.

Cash available for reinvestment is a non-GAAP measure which is calculated as Adjusted Cash from Operations plus Other Portfolio Collections less dividend and distribution payments made during the period. We believe Cash available for reinvestment is useful as a measure of our ability to make incremental investments from reinvested capital after factoring in all necessary cash outflows to operate the business. Management uses Cash available for reinvestment in this way, and we believe that our investors use it in a similar fashion.

	For the year ended,	Plus:	Less:	For the TTM ended,
		For the three months ended,
	December 31, 2025	March 31, 2026	March 31, 2025	March 31, 2026
		(in thousands)
Net cash provided by operating activities	$167,317	$15,614	$(37,121)	$220,052
Changes in receivables held-for-sale	23,759	(27,350)	23,719	(27,310)
Equity method investment distributions received (1)	59,416	6,205	7,642	57,979
Proceeds from sales of equity method investments	—	—	—	—
Principal collections from receivables	705,675	244,291	40,455	909,511
Proceeds from sales of receivables	8,344	—	8,344	—
Proceeds from sales of land	—	—	—	—
Principal collections from debt securities (2)	1,849	250	4	2,095
Principal payments on non-recourse debt	(7,136)	(4,426)	(4,348)	(7,214)
Adjusted Cash from Operations plus Other Portfolio Collections	959,224	234,584	38,695	1,155,113
Less: Dividends and distributions	(209,776)	(56,817)	(50,397)	(216,196)
Cash Available for Reinvestment	$749,448	$177,767	$(11,702)	$938,917
(1) Represents return of capital distributions from our equity method investments included in cash provided by (used in) investing activities section of our statement of cash flows which is incremental to any equity method investment distributions found in net cash provided by operating activities.
(2) Included in Other in the cash provided (used in) investing activities section of our statement of cash flows.
	For the year ended,	Plus:	Less:	For the TTM ended,
		For the three months ended,
	December 31, 2025	March 31, 2026	March 31, 2025	March 31, 2026
		(in thousands)
Components of Adjusted Cash from Operations plus Other Portfolio Collections:
Cash collected from our Portfolio	1,199,907	368,657	111,249	1,457,315
Cash collected from sale of assets (1)	33,389	5,762	21,665	17,486
Cash used for compensation and benefit expenses and general and administrative expenses	(89,088)	(44,427)	(36,294)	(97,221)
Interest paid (2)	(227,867)	(101,023)	(61,963)	(266,927)
Management fees and retained interest income and origination fees and other income	50,170	14,163	9,474	54,859
Principal payments on non-recourse debt	(7,136)	(4,426)	(4,348)	(7,214)
Other	(151)	(4,122)	(1,088)	(3,185)
Adjusted Cash from Operations plus Other Portfolio Collections	$959,224	$234,584	$38,695	$1,155,113
(1) Includes cash from the sale of assets on our balance sheet as well as securitization transactions.
(2) Amounts include the impact of cash settlements from derivatives which were designated as cash flow hedges.

Adjusted Return on Equity
Adjusted Return on Equity is a measure of the economic performance of our invested equity capital. Adjusted Return on Equity is calculated as our Adjusted Earnings divided by our average stockholder’s equity for the period, expressed on an annualized basis. The direct comparable GAAP measure is GAAP-based return on equity, which we have presented below. Adjusted Return on Equity differs from GAAP-based return on equity in that the numerator of the calculation contains those adjustments described in the Adjusted Earnings section above. We believe that Adjusted Return on Equity gives investors an understanding into our performance after considering the effects of financial leverage. Our management uses it in this way and we believe that our investors use it in a similar fashion, and as such, we believe that its disclosure is useful to our investors.

	Three Months Ended
	March 31, 2026	March 31, 2025
	(in thousands)
GAAP Net Income	$(73,742)	$58,185
Average Stockholders’ Equity (1)	2,596,342	2,437,910
GAAP-based Return on Equity	(11.4)%	9.5%

Adjusted Earnings	$101,747	$78,067
Average Stockholders’ Equity (1)	2,596,342	2,437,910
Adjusted Return on Equity	15.7%	12.8%
(1)    Average Stockholders’ Equity is calculated as the average of the Stockholders’ Equity at the beginning and end of each quarterly period.